Exhibit 99.1

Avalo Therapeutics Reports 2025 Financial Results and Recent Business Updates

•Topline data expected from Phase 2 LOTUS trial of abdakibart (AVTX-009) for the treatment of hidradenitis suppurativa in the second quarter of 2026
•Cash, cash equivalents and short-term investments of approximately $98 million as of December 31, 2025 expected to provide runway into 2028

WAYNE, PA, March 23, 2026 — Avalo Therapeutics, Inc. (Nasdaq: AVTX) (“Avalo”), a clinical stage biotechnology company fully dedicated to developing IL-1β-based treatments for immune-mediated inflammatory diseases, today announced business updates and year-end financial results for 2025.

“2025 was a year of disciplined execution focused on the LOTUS trial, and we are thrilled to be approaching a transformational milestone with our topline data release expected in the second quarter of 2026,” said Dr. Garry Neil, Chief Executive Officer. “We look forward to sharing the results which have the potential to demonstrate abdakibart’s (AVTX-009) high affinity inhibition of IL-1β and positive impact on addressing the large unmet need of patients living with hidradenitis suppurativa.”

Upcoming Anticipated Milestone:

•Abdakibart (AVTX-009) Phase 2 LOTUS trial: The global study which includes approximately 250 adults with hidradenitis suppurativa (HS) is designed to evaluate the efficacy and safety of subcutaneous bi-weekly and monthly dosing regimens compared to placebo.
◦Topline data expected in the second quarter of 2026.

2025 Financial Update:

•Cash, cash equivalents and short-term investments were $98.3 million as of December 31, 2025. Net cash used in operating activities was $51.5 million for the year ended December 31, 2025. Avalo’s current cash, cash equivalents and short-term investments are expected to fund operations into 2028.

•Research and development expenses were $50.1 million for the year ended December 31, 2025, an increase of $25.6 million from the year ended December 31, 2024, driven by costs related to and supporting the Phase 2 LOTUS trial.

•General and administrative expenses were $22.9 million for the year ended December 31, 2025, an increase of $5.7 million from the year ended December 31, 2024, primarily driven by stock-based compensation expense and headcount additions.

•Net loss was $78.3 million for the year ended December 31, 2025, as compared to net loss of $35.1 million for the year ended December 31, 2024. The difference was driven by $38.7 million change in other (expenses) income from the prior period primarily related to the warrants issued in the March 2024 private placement, all of which were fully exercised in 2024. Operating expenses increased by $4.0 million mainly due to a $25.6 million increase in research and development expenses, as discussed above, and $5.7 million increase in general and administrative expenses, as discussed above, largely offset by $27.6 million of in-process research and development recognized in 2024 that did not repeat. Basic and diluted net loss per share was $5.84 for the year-ended December 31, 2025 compared to basic net loss per share of $7.94, based on 13,404,830 weighted average common shares outstanding and 4,426,149 weighted average basic common shares outstanding, respectively. Diluted net loss per share for the year ended December 31, 2024 was $20.91, based on 7,496,389 weighted average diluted common shares outstanding.

Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$15,858	$134,546
Short-term investments	82,478	—
Prepaid expenses and other current assets	6,913	4,325
Restricted cash, current portion	37	19
Total current assets	105,286	138,890
Property and equipment, net	460	1,209
Goodwill	10,502	10,502
Restricted cash, net of current portion	210	131
Total assets	$116,458	$150,732
Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	$137	$283
Accrued expenses and other current liabilities	12,803	6,317
Derivative liability, current	—	360
Total current liabilities	12,940	6,960
Royalty obligation	2,000	2,000
Deferred tax liability, net	434	270
Derivative liability, non-current	18,000	8,120
Other long-term liabilities	35	350
Total liabilities	33,409	17,700
Mezzanine equity:
Series D Preferred Stock—$0.001 par value; 1 share of Series D Preferred Stock authorized at December 31, 2025 and December 31, 2024; 1 share of Series D Preferred Stock issued and outstanding at December 31, 2025 and 2024	—	—
Series E Preferred Stock—$0.001 par value; 1 share of Series E Preferred Stock authorized at December 31, 2025 and December 31, 2024; 1 share of Series E Preferred Stock issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Stockholders’ equity:
Common stock—$0.001 par value; 200,000,000 shares authorized at December 31, 2025 and December 31, 2024; 18,512,757 and 10,471,934 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	18	10
Series C Preferred Stock—$0.001 par value; 34,326 shares of Series C Preferred Stock authorized at December 31, 2025 and December 31, 2024, 18,792 and 24,896 shares of Series C Preferred Stock issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	531,485	503,285
Accumulated other comprehensive income	68	—
Accumulated deficit	(448,522)	(370,263)
Total stockholders’ equity	83,049	133,032
Total liabilities, mezzanine equity and stockholders’ equity	$116,458	$150,732
The consolidated balance sheets as of December 31, 2025 and 2024 have been derived from the audited financial statements, but do not include all of the information and footnotes required by accounting principles accepted in the United States for complete financial statements.

Consolidated Statements of Operations
(In thousands, except per share data)

	Year Ended December 31,
	2025	2024
Revenues:
Product revenue, net	$59	$441
Total revenues, net	59	441

Operating expenses:
Cost of product sales	—	(366)
Research and development	50,084	24,437
Acquired in-process research and development	—	27,641
General and administrative	22,900	17,241
Total operating expenses	72,984	68,953
Loss from operations	(72,925)	(68,512)
Other (expense) income:
Change in fair value of derivative liability	(9,520)	(2,930)
Interest income, net	4,351	3,312
Excess of initial warrant fair value over private placement proceeds	—	(79,276)
Change in fair value of warrant liability	—	121,611
Private placement transaction costs	—	(9,220)
Total other (expense) income, net	(5,169)	33,497
Loss before income taxes	(78,094)	(35,015)
Income tax expense	165	114
Net loss	$(78,259)	$(35,129)

Net loss per share of common stock - basic	$(5.84)	$(7.94)
Net loss per share of common stock - diluted	$(5.84)	$(20.91)
Weighted average common shares outstanding - basic	13,404,830	4,426,149
Weighted average common shares outstanding - diluted	13,404,830	7,496,389

The consolidated statements of operations for the year ended December 31, 2025 and 2024 have been derived from the audited financial statements, but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

About Avalo Therapeutics

Avalo Therapeutics is a clinical stage biotechnology company fully dedicated to developing IL-1β-based treatments for immune-mediated inflammatory diseases. Our lead asset, abdakibart (AVTX-009), is in a Phase 2 clinical trial for hidradenitis suppurativa (HS). We’re also exploring additional opportunities to make an impact in prevalent indications that have significant remaining unmet needs. For more information about Avalo, please visit www.avalotx.com.

About Abdakibart (AVTX-009)

Abdakibart (AVTX-009) is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a pro-inflammatory cytokine that plays a central role in the pathogenesis of a wide range of human diseases.1 It activates immune cells that generate proinflammatory cytokines, including IL-6, TNF-α, and IL-17. Dysregulated IL-1β signaling is a major driver of inflammation, contributing to the progression of autoimmune disorders. IL-1β inhibition has proven effective in multiple immune-mediated inflammatory diseases.1-3

About the LOTUS Trial

The LOTUS trial is a randomized, double-blind, placebo-controlled, parallel-group Phase 2 trial with two abdakibart (AVTX-009) dose regimens to evaluate the efficacy, safety and tolerability of abdakibart (AVTX-009) in approximately 250 adults with moderate to severe hidradenitis suppurativa. Subjects were randomized (1:1:1) to receive either one of two dosing regimens of abdakibart (AVTX-009) or placebo during a 16-week treatment phase. The primary efficacy endpoint is the proportion of subjects achieving Hidradenitis Suppurativa Clinical Response (HiSCR75) at Week 16. Secondary objectives include but are not limited to: the proportion of patients achieving HiSCR50 and HiSCR90 as well as change from baseline in: International HS Severity Score System (IHS4),draining fistula count, abscess and inflammatory nodule (AN) count, and patients achieving at least a 30% reduction on a numerical rating scale in Patient's Global Assessment of Skin Pain (PGA Skin Pain). For additional information this trial (NCT06603077), please visit www.clinicaltrials.gov or www.lotustrial.com.

About Hidradenitis Suppurativa

Hidradenitis suppurativa (HS) is a chronic, progressive, often debilitating inflammatory skin disease that causes painful nodules, abscesses, and tunnels to form under the skin.4-6,8 Areas commonly affected by HS include the nape of the neck, breasts, chest, armpits, abdomen, buttocks and anus, groin and genitals, and inner thighs.7 If not adequately and promptly treated, the chronic inflammation characteristic of HS may progress to tissue destruction and permanent scarring.4-6,9 HS typically first presents in late adolescence or early adulthood and is estimated to affect 0.7–1.2% of the U.S. population, though some sources suggest the prevalence may be as high as 2–4%.10,11,12

References:1Dinarello CA. Immunol Rev. 2018;281(1):8-27. 2Kany S et al. Int J Mol Sci. 2019;20(23):6008. 3Kimball AB et al. Presented at: American Academy of Dermatology; March 8-12, 2024; San Diego, CA. 4Diaz MJ, et al. Curr Iss Mol Bio. 2023;45:4400-4415. 5Agnese ER, et al. Cureus. 2023;15(11):e49390. 6de Oliveira ASLE, et al. Biomolecules. 2022;12(10):1371. 7Ingram JR, et al. J Eur Acad Dermatol Venereol. 2022;36(9):1597-160. 8Sabat R, et al. The Lancet. 2025;405(10476):P420-438. 9Jemec GB. Clinicalpractice. Hidradenitis suppurativa. N Engl J Med. 2012;366(2):158–164. 10Garg A, Kirby JS, Lavian J, Lin G, Strunk A. Sex- and Age-Adjusted Population Analysis of Prevalence Estimates for Hidradenitis Suppurativa in the United States. JAMA Dermatol. 2017;153(8):760–764. doi:10.1001/jamadermatol.2017.0201. 11Ingram, John R.British Journal of Dermatology. doi:10.1111/bjd.19435. 12Nguyen TV, et al. J Eur Acad Dermatol Venereol. 2021;35(1):50-61.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this press release, and are the current expectations of Avalo’s management and are not predictions of actual performance. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative) that predict or indicate future trends or events. These forward-looking statements include, without limitation, statements regarding Avalo’s expectations regarding its growth, strategy, progress and timing of its clinical trials for abdakibart (AVTX-009) and any other future product candidates, the design and conduct of the Phase 2 LOTUS trial, including expected timelines for clinical data readouts, and Avalo’s beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, including statements regarding anticipated operating expenses, Avalo’s cash runway and sufficiency of its cash and cash equivalents to fund its operations. These forward-looking statements are subject to a number of risks and uncertainties, such as: changes in domestic and foreign business, market, financial, political, and legal conditions;, or by discussions of future matters such as: drug development costs, timing of trials and trial results and other risks, including reliance on investigators and enrollment of patients in clinical trials; reliance on key personnel; regulatory risks; general economic and market risks and uncertainties; and those other risks detailed in Avalo’s filings with the Securities and Exchange Commission, available at www.sec.gov. Actual results may differ from those set forth in the forward-looking statements. In addition, forward-looking statements reflect Avalo’s expectations, plans, or forecasts of future events and views as of the date of this press release and are qualified in their entirety by reference to the cautionary statements herein. Avalo anticipates that subsequent events and developments will cause Avalo’s assessments to change. These forward-looking statements should not be relied upon as any guarantee, assurance, prediction or definitive statement of fact or probability or as representing Avalo’s assessments as of any date subsequent to the date of this press release. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries

Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

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